Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ORASURE TECHNOLOGIES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	36-4370966
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

220 East First Street Bethlehem, Pennsylvania	18015
(Address of Principal Executive Offices)	(Zip Code)

ORASURE TECHNOLOGIES, INC. 2000 STOCK AWARD PLAN

(Full Title of the Plan)

Jack E. Jerrett

Senior Vice President, General Counsel and Secretary

OraSure Technologies, Inc.

220 East First Street

Bethlehem, Pennsylvania 18015

Telephone (610) 882-1820

(Name, Address, and Telephone Number of Agent for Service)

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a small reporting company. See definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, par value $.000001 per share and options and other rights related thereto (3)	2,500,000 shares (4)	$5.365	$13,412,500	$528

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, this Registration Statement also covers such additional shares as may hereinafter be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalization or certain other capital adjustments.

(2)	Estimated pursuant to paragraphs (c) and (h) of Rule 457 solely for purposes of calculating the registration fee, based upon the average of the high and low sales prices of the Common Stock as reported on the NASDAQ Global Market on May 19, 2008.

(3)	Includes rights to purchase OraSure Technologies, Inc. Series A Preferred Stock.

(4)	Represents the additional shares of Common Stock subject to future grants under the OraSure Technologies, Inc. 2000 Stock Award Plan.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Explanatory Note

This Registration Statement is filed solely to reflect an increase of 2,500,000 shares of the Registrant’s common stock, par value $0.000001 per share (the “Common Stock”), reserved for the OraSure Technologies, Inc. 2000 Stock Award Plan, as amended (the “Plan”). Currently, 9,300,000 shares of Common Stock are registered for issuance under the Plan. Except as noted below, in accordance with General Instruction E to Form S-8, the contents of Registration Statement No. 333-50340 filed on November 11, 2000, the Post Effective Amendments thereto filed on June 27, 2001 and February 14, 2002, Registration Statement No. 333-102235 filed December 27, 2002, Registration Statement No. 333-118385 filed August 20, 2004, and Registration Statement No. 333-138814 filed November 17, 2006, are incorporated herein by reference.

Item 5.	Interests of Named Experts and Counsel.

An opinion stating that the Common Stock registered hereunder, when sold and delivered in accordance with the provisions of the Plan and the terms of any applicable grant, will be validly issued, fully paid and nonassessable, has been rendered to the Company by Jack E. Jerrett, Senior Vice President and General Counsel of the Company. Mr. Jerrett owns 23,899 shares of Common Stock and 30,333 restricted shares of Common Stock under the Plan, and holds options to purchase 222,000 shares of Common Stock under the Plan. Mr. Jerrett is also eligible to receive future awards under the Plan.

Item 8.	Exhibits.

The Index to Exhibits listing the exhibits required by Item 601 of Regulation S-K immediately follows the signature page of this Registration Statement.

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4. That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

i. If the registrant is relying on Rule 430B:

A. Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

B. Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

ii. If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

5. That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i. Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii. Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii. The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv. Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant.

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Bethlehem, Commonwealth of Pennsylvania, on this 21st day of May, 2008.

OraSure Technologies, Inc.
(Registrant)

By:	/s/ Ronald H. Spair
Ronald H. Spair
Chief Financial Officer, Chief Operating Officer and Director

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated as of the 21st day of May, 2008.

Signature	Title

(1) Principal Executive Officer

/s/ Douglas A. Michels
Douglas A. Michels	President, Chief Executive Officer and Director

(2) Principal Financial Officer

/s/ Ronald H. Spair
Ronald H. Spair	Chief Financial Officer, Chief Operating Officer and Director

(3) Principal Accounting Officer

/s/ Mark L. Kuna
Mark L. Kuna	Senior Vice President, Finance and Controller

(4) The following members of the Board of Directors:

* MICHAEL CELANO	Director

* JACK GOLDSTEIN, PH.D.	Director

* RONNY B. LANCASTER	Director

* CHARLES W. PATRICK	Director

* ROGER L. PRINGLE	Director

* DOUGLAS G. WATSON	Director

*By	/s/ Jack E. Jerrett
Jack E. Jerrett
Attorney-in-fact

INDEX TO EXHIBITS

4.1	Specimen certificate representing shares of OraSure Technologies, Inc. $.000001 par value Common Stock is incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-4 (No. 333-39210).

4.2	Rights Agreement, dated as of May 6, 2000, between OraSure Technologies, Inc. and ChaseMellon Shareholder Service, L.L.C. (now called BNY Mellon Shareowner Services), as Rights Agent, is incorporated by reference to Exhibit 4.2 to Amendment No. 1 to the Company’s Registration Statement on Form S-4 (No. 333-39210).

5	Opinion of Jack E. Jerrett, Senior Vice President and General Counsel of OraSure Technologies, Inc.

23.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Jack E. Jerrett (included in Exhibit 5).

24	Power of Attorney.

99.1	OraSure Technologies, Inc. 2000 Stock Award Plan, as amended effective as of May 13, 2008, is incorporated by reference to Exhibit 10 to the Company’s Current Report on Form 8-K filed May 19, 2008.